Exhibit 99.2

TERMINATION OF JOINT FILING AND SOLICITATION AGREEMENT

June 1, 2022

Each of the undersigned is a party to that certain Joint Filing and Solicitation Agreement, dated May 12, 2022 (“the Joint Filing and Solicitation Agreement”). Each of the undersigned hereby agrees that the Joint Filing and Solicitation Agreement is terminated effective immediately.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination of Joint Filing and Solicitation Agreement to be executed as of the day and year first above written.

AB VALUE PARTNERS, LP

By:	AB Value Management LLC
General Partner

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

AB VALUE MANAGEMENT LLC

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

/s/ Andrew T. Berger
ANDREW T. BERGER